Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2012, relating to the consolidated financial statements of Willis Group Holdings Public Limited Company, and the effectiveness of Willis Group Holdings Public Limited Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Willis Group Holdings Public Limited Company for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

October 19, 2012